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                                                                     Exhibit 21

                          Subsidiaries of Registrant

1. Docent (Netherlands) B.V., incorporated in the Netherlands with its registered office in Amsterdam.

2. Docent Nordic AS, incorporated in Norway with its registered office in Oslo.